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AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President-Finance COMFORCE Corporation (516) 437-3300 bende@comforce.com	Investors:	Scott Eckstein (212) 827-3766

FOR IMMEDIATE RELEASE
August 7, 2008

COMFORCE CORPORATION ANNOUNCES SECOND QUARTER 2008 RESULTS

•	Company reports record second quarter revenues
•	Net income increases to $1.6 million for the second quarter of 2008 and $2.6 million for first six months of 2008
•	Interest expense continues to decline

Woodbury, NY – August 7, 2008 -- COMFORCE Corporation (AMEX: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its second quarter ended June 29, 2008.  The Company reported revenues for the quarter of $152.8 million, compared to revenues of $149.7 million for the second quarter of 2007, a 2.0% increase.  The increase in revenues was principally due to the continued growth in the Company's Human Capital Management Services segment, consisting of PRO Unlimited®, where revenues increased $3.3 million, or 3.5% over the second quarter of 2007.  PRO also reported gross profit for the quarter of $12.8 million, compared to $12.3 million for the second quarter of 2007.  Staff Augmentation revenue decreased by $280,000 due primarily to a decrease in services provided to Technical Services customers which was partially offset by an increase in services provided to Healthcare Support and Information Technology customers.
Gross profit for the second quarter of 2008 was $24.4 million, or 16.0% of sales, compared to $23.3 million, or 15.5% of sales for the same period last year.
COMFORCE's operating income for the second quarter of 2008 was $4.0 million, compared to operating income of $4.0 million for the second quarter of 2007.
Interest expense was $1.1 million for the second quarter of 2008, compared to $2.0 million for the second quarter of 2007.  This decrease was due principally to the Company's repurchase and redemption of $11.2 million of 12% Senior Notes during 2007 and the repurchase of $6.5 million of Senior Notes in April 2008.
The Company recorded income before income taxes of $2.9 million for the second quarter of 2008, compared to income before income taxes of $1.9 million for the same period last year.

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COMFORCE recognized a provision for income taxes of $1.3 million in the second quarter of 2008, compared to $806,000 in the second quarter of 2007.
COMFORCE reported net income of $1.6 million or $0.08 per basic share and $0.05 per diluted share for the second quarter of 2008, compared to net income of $1.1 million, or $0.05 per basic share and $0.03 per diluted share for the second quarter of 2007.

Six Months Results
COMFORCE recorded revenues of $303.0 million for the first six months of 2008, compared to revenues of $291.3 million for the first six months of 2007, an increase of 4.0%. The Company's revenues for the first half of 2008 were favorably impacted by the continued strong performance of PRO Unlimited, where revenues increased 6.8% or $12.3 million over the first six months of 2007.  PRO recorded gross profit of $25.3 million for the six month period, compared to gross profit of $23.7 million for the comparable period last year.
The Company's gross profit for the first six months of 2008 was $48.2 million, or 15.9% of revenues, compared to a gross profit of $45.4 million, or 15.6% of revenues for the first six months of 2007.
Operating income was $7.5 million for the first half of 2008, compared to operating income of $7.6 million for the first half of 2007.
Interest expense for the first six months of 2008 was $2.6 million, compared to $4.0 million for the first six months of 2007.  This lower interest expense was primarily due to the repurchase and redemption of the 12% Senior Notes mentioned above.
The Company reported income before income taxes of $4.7 million for the first six months of 2008, compared to income before income taxes of $3.4 million for the first six months of 2007. COMFORCE recognized a tax provision of $2.1 million for the six month period, compared to a tax provision of $1.5 million for the same period last year.
COMFORCE reported net income of $2.6 million for the first six months of 2008, or $0.12 per basic share and $0.08 per diluted share, compared to net income of $2.0 million for the first six months of 2007, or $0.09 per basic share and $0.06 per diluted share.

Comments from Management
John Fanning, Chairman and Chief Executive Officer of COMFORCE, commented, "We are pleased to have reported an increase in revenue and net income for both our second quarter and first six months of 2008, compared to 2007.  PRO's revenues increased in the first half of the year as they continued to increase the services that they are providing to new clients.  As we have said in the past, we believe there is a trend for companies to rely more on providers of human capital management services, such as those provided by PRO and RightSourcing®.

Mr. Fanning continued, "There has been a slow down in the labor market over the past several months and we are not immune to these adverse conditions even as we have continued to increase our revenues and profitability this year. We have tried to position our company to better weather bad economic environments.  Over the past few years, while investing to grow COMFORCE, we have also focused on containing our costs and reducing our debt.  On July 28th, we announced that we will redeem all of our outstanding 12% Senior Notes on August 25, 2008.  The completion of this redemption should save us approximately $400,000 in annualized interest expense based on current interest rates.  We believe these actions better position us to withstand the challenging economic climate we now face as well as provide us greater flexibility in considering options for future growth."

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About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary.  The Staff Augmentation segment provides healthcare support services, including RightSourcing Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

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•	increases in interest rates, which could significantly increase our interest expense under our bank credit facility;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing our Senior Notes and bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 30, 2007 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

Net sales of services	$152,756	$149,696	$302,966	$291,299

Costs and expenses:
Cost of services	128,365	126,442	254,767	245,896
Selling, general and administrative expenses	19,632	18,530	39,251	36,485
Depreciation and amortization	738	702	1,413	1,339

Total costs and expenses	148,735	145,674	295,431	283,720

Operating income	4,021	4,022	7,535	7,579

Other (expense) income:
Interest expense	(1,129)	(2,015)	(2,568)	(4,049)
Loss on debt extinguishment	(129)	(424)	(129)	(424)
Other (expense) income, net	106	297	(177)	340
	(1,152)	(2,142)	(2,874)	(4,133)

Income before income taxes	2,869	1,880	4,661	3,446
Provision for income taxes	1,270	806	2,070	1,458
Net income	$1,599	$1,074	$2,591	$1,988

Dividends on preferred stock	251	251	502	502

Net income available to common
stockholders	$1,348	$823	$2,089	$1,486

Basic income per common share	$0.08	$0.05	$0.12	$0.09

Diluted income per common share	$0.05	$0.03	$0.08	$0.06

Weighted average common shares outstanding, basic	17,388	17,386	17,388	17,384
Weighted average common shares outstanding, diluted	32,853	32,165	32,628	31,899

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
June 29, 2008 and December 30, 2007
(in thousands, except share and per share amounts)
(unaudited)

	June 29,	December 30,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$4,758	6,654
Accounts receivable, less allowance of
$ 102 in 2008 and $129 in 2007	123,641	118,163
Funding and service fees receivable, less allowance of
$44 in 2008 and 2007	10,891	13,101
Prepaid expenses and other current assets	2,911	4,408
Deferred income taxes, net	368	388
Total current assets	142,569	142,714

Deferred income taxes, net	106	164
Property and equipment, net	9,210	7,723
Deferred financing costs, net	339	480
Goodwill	32,073	32,073
Other assets, net	202	230

Total assets	$184,499	183,384

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$1,830	2,376
Accrued expenses	106,911	105,825
Total current liabilities	108,741	108,201

Long-term debt (including related party debt of $1,710 in 2008 and $1,644 in 2007)	81,877	83,858
Other liabilities	638	828

Total liabilities	191,256	192,887

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized,
17,387,555 and 17,387,553 shares issued and
outstanding in 2008 and 2007, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at June 29, 2008 and December 30, 2007,
with an aggregate liquidation preference of $8,619 at
June 29, 2008 and $8,389 at December 30, 2007	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at June 29, 2008 and December 30, 2007,
with an aggregate liquidation preference of $695 at
June 29, 2008 and $676 at December 30, 2007	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at June 29, 2008 and December 30, 2007,
with an aggregate liquidation preference of $8,537 at
June 29, 2008 and $8,284 at December 30, 2007	10,264	10,264
Additional paid-in capital	48,412	48,356
Accumulated other comprehensive income	(157)	(256)
Accumulated deficit	(70,267)	(72,858)

Total stockholders’ deficit	(6,757)	(9,503)

Total liabilities and stockholders’ deficit	$184,499	183,384

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